Exhibit 10.2

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, the “Stockholders Agreement”), dated as of September 7, 2020 (the “Effective Date”), is made by and among (i) Conyers Park II Acquisition Corp., a Delaware corporation (“PubCo”); (ii) Karman Topco L.P., a Delaware limited partnership (“Seller”); (iii) CVC ASM Holdco, L.P., a Delaware limited partnership (the “CVC Stockholder”); (iv) the entities identified on the signature pages hereto under the heading “LGP Stockholders” (collectively, the “LGP Stockholders”); (v) BC Eagle Holdings, L.P., a Cayman Islands exempted partnership (the “Bain Stockholder”); and (vi) Conyers Park II Sponsor LLC, a Delaware limited liability company (the “Conyers Park Sponsor”). Each of PubCo, Seller, the CVC Stockholder, the LPG Stockholders, the Bain Stockholder and the Conyers Park Sponsor may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo has entered into that certain Agreement and Plan of Merger, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo, Advantage Solutions Inc., a Delaware corporation (“ASM”), Seller and CP II Merger Sub Inc., a Delaware corporation, in connection with the business combination (the “Business Combination”) set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement at the Closing, PubCo will indirectly acquire from Seller all of the equity interests of ASM, in exchange for shares of Common Stock;

WHEREAS, in connection with the execution of this Stockholders Agreement, PubCo, Seller, the CVC Stockholder, the LGP Stockholders, the Bain Stockholder, the Conyers Park Sponsor and certain other Persons are entering into that certain 3rd Amended and Restated Registration Rights Agreement, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Registration Rights Agreement”);

WHEREAS, PubCo and the Conyers Park Sponsor entered into that certain Registration and Stockholder Rights Agreement, dated as of July 17, 2019 (the “Original Stockholder Agreement”);

WHEREAS, in connection with the execution of this Stockholders Agreement and the Registration Rights Agreement, PubCo and the Conyers Park Sponsor desire to terminate the Original Stockholder Agreement and replace it with this Stockholders Agreement and the Registration Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance and certain other matters, in each case in accordance with the terms and conditions of this Stockholders Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Stockholders Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Stockholders Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that (i) no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Stockholders Agreement and (ii) in no event shall any Affiliate of any Sponsor Investor include any of their respective portfolio companies (as such term is commonly understood).

“ASM” has the meaning set forth in the Preamble.

“Bain Director” has the meaning set forth in Section 2.1(e).

“Bain Stockholder” has the meaning set forth in the Preamble.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that for purposes of this definition (and without double counting), (a) the Common Stock that is indirectly owned by the CVC Stockholder, the LGP Stockholders or the Bain Stockholder (and their respective Permitted Transferees) through such Party’s or such Permitted Transferees’ ownership of Equity Securities of Seller (or any Permitted Transferee of Seller) shall be taken into account for purposes of determining the percentage of Common Stock that is Beneficially Owned by the CVC Stockholder, the LGP Stockholders or the Bain Stockholder (and their respective Permitted Transferees) as applicable, (b) the Common Stock that is indirectly owned by Karman Coinvest L.P. (and its Permitted Transferees) through Karman Coinvest L.P.’s or such Permitted Transferees’ ownership of Equity Securities of Seller (or any Permitted Transferee of Seller) shall be taken into account for purposes of determining the percentage of Common Stock that is Beneficially Owned by the CVC Stockholder (with respect to the class B units of Karman Coinvest L.P.) and the LGP Stockholders (with respect to the class A units of Karman Coinvest L.P.) and (c) the Common Stock that is indirectly owned by Yonghui Investment Limited (and its Permitted Transferees) through Yonghui Investment Limited’s or such Permitted Transferees’ ownership of Equity Securities of Seller (or any Permitted Transferee of Seller) shall be taken into account for purposes of determining the percentage of Common Stock that is Beneficially Owned by the Bain Stockholder. For clarity, the indirect ownership of any Person through Seller shall be proportionate to the percentage ownership of such Party in Seller, directly or indirectly.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo, including (i) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock, (ii) any shares of Class A common stock issuable upon the conversion of Class B common stock at the Closing, and (iii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Confidential Information” has the meaning set forth in Section 2.3.

“Continuing Ownership Percentage” means, with respect to any Party, as of the time of determination, a fraction (expressed as a percentage) the numerator of which is the aggregate number of shares of Common Stock that is Beneficially Owned by such Party (in each case, together with its Permitted Transferees) at such time, and the denominator of which is the aggregate number of shares of Common Stock that is Beneficially Owned by such Party immediately after the Closing (as adjusted for stock splits, combinations, reclassifications and similar transactions).

“Conyers Park Sponsor” has the meaning set forth in the Preamble.

“Conyers Park Sponsor Director” has the meaning set forth in Section 2.1(f).

“Chief Executive Officer” means the chief executive officer of PubCo.

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of July 14, 2014, by and among Holdings, the Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, as amended by (x) that certain First Amendment to First Lien Credit Agreement, dated as of April 8, 2015 by and among Holdings, the Borrower, Bank of America, N.A. as Administrative Agent and Collateral Agent, and Jeffries Finance LLC as incremental lender, (y) that certain Second Amendment to First Lien Credit Agreement, dated as of May 2, 2017 by and among Holdings, the Borrower, Bank of America, N.A. as Administrative Agent and Collateral Agent, the revolving lenders signatory thereto as extending lenders, Bank of America, N.A. as swing line lender and Bank of America, N.A. and Credit Suisse AG, Cayman Islands Branch as issuing banks and (z) that certain Third Amendment to First Lien Credit Agreement, dated as of February 21, 2018 by and among Holdings, the Borrower, Bank of America, N.A. as Administrative Agent and Collateral Agent, and Bank of America, N.A. as incremental lender, and as further amended, restated or otherwise modified from time to time.

“CVC Directors” has the meaning set forth in Section 2.1(c).

“CVC Stockholder” has the meaning set forth in the Preamble.

“Disqualified Director” means any Person prohibited or disqualified from serving as a director of PubCo pursuant to any rule or regulation of the SEC or the rules of the securities exchange on which PubCo’s securities are listed or by applicable Law.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Independent Directors” means those four (4) directors to be determined as such pursuant to Section 7.06 of the Merger Agreement, and such successor Persons as may be nominated pursuant to Section 2.1(g).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“LGP Director” has the meaning set forth in Section 2.1(d).

“Merger Agreement” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Organizational Documents” means the Certificate of Incorporation, the Bylaws and any other similar organizational documents of PubCo.

“Original Stockholder Agreement” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Sponsor Transferee” means, with respect to any Sponsor Investor, any (i) private equity investment fund Affiliate (i.e., a private equity fund that is organized to invest in multiple portfolio companies (as such term is commonly understood)) of such Sponsor Investor, (ii) general partner of any such private equity investment fund Affiliate, (iii) direct or indirect parents of any such general partner, (iv) direct or indirect wholly owned subsidiaries of any such general partner or direct or indirect parent or (v) other investment vehicle that is (A) an Affiliate of such Sponsor Investor and (B) directly or indirectly wholly-owned by (I) one or more Persons referred to in clauses (ii) through (iv) of this definition and/or (II) one or more officers, directors, partners, employees, members, stockholders, consultants, advisors or associates of any such Persons. For the avoidance of doubt, it is understood that “Permitted Sponsor Transferee” shall not include any (x) portfolio company (as such term is commonly understood) of a Sponsor Investor or any of their respective Affiliates or (y) any co-investment vehicle or other special purpose vehicle formed to directly or indirectly transfer any of the rights of such Sponsor Investor hereunder to any Person not described in the foregoing clauses (i) through (v) of this definition.

“Permitted Transferee” means, (i) with respect to the Sponsor Investors a Permitted Sponsor Transferee, and (ii) with respect to any Person other than the Sponsor Investors, any Affiliate of such Person and, in the case of Conyers Park Sponsor, any equityholder of Conyers Park Sponsor.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“PubCo” has the meaning set forth in the Preamble.

“Registration Rights Agreement” has the meaning set forth in the Preamble.

“Replacement Credit Agreement” means a credit facility for the incurrence of indebtedness for borrowed money to be entered into by PubCo or any of its subsidiaries as a complete or partial replacement of the indebtedness, including any incremental borrowing, that are subject to the Credit Agreement (or as comparable of the indebtedness including any incremental borrowing, that are subject to any replacement to a then-existing Replacement Credit Agreement).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Seller” has the meaning set forth in the Preamble.

“Sponsor Investor” means each of the CVC Stockholder, the Bain Stockholder and the LGP Stockholders, and their Permitted Transferees.

“Stockholders Agreement” has the meaning set forth in the Preamble.

“TTM EBITDA” means, with respect to PubCo and its subsidiaries on a consolidated basis, the trailing twelve months “Consolidated Adjusted EBITDA” (as defined in the Credit Agreement).

Section 1.2 Interpretive Provisions. For all purposes of this Stockholders Agreement, except as otherwise provided in this Stockholders Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Stockholders Agreement, refer to this Stockholders Agreement as a whole and not to any particular provision of this Stockholders Agreement.

(c) references in this Stockholders Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d) whenever the words “include”, “includes” or “including” are used in this Stockholders Agreement, they shall mean “without limitation.”

(e) the captions and headings of this Stockholders Agreement are for convenience of reference only and shall not affect the interpretation of this Stockholders Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) all references to “or” shall be construed in the inclusive sense of “and/or.”

ARTICLE II.

GOVERNANCE

Section 2.1 Board of Directors.

(a) Composition of the Board. As of immediately prior to the Closing, the Board shall be comprised of thirteen (13) directors, which such Persons have been allocated into classes in accordance with Section 2.1(b) below. Such thirteen (13) directors are, (i) two (2) directors nominated by the CVC Stockholder, Cameron Breitner and Tiffany Han (each, an “Initial CVC Director”), (ii) two (2) directors nominated by the LGP Stockholders, Jon Sokoloff and Tim Flynn (each, an “Initial LGP Director”), (iii) one (1) director nominated by the Bain Stockholder, Ryan Cotton (the “Initial Bain Director”), (iv) three (3) directors nominated by the Conyers Park Sponsor, James Kilts, Dave West and Brian Ratzan, (each, an “Initial Conyers Park Sponsor Director”), (v) the Independent Directors and (vi) the Chief Executive Officer as of the Closing. At and following the Closing each Party agrees, severally and not jointly, to take all Necessary Action to cause the Board to be comprised of the individuals named in Section 2.1(a) or otherwise appointed pursuant to this Section 2.1; provided, that, the obligations of the Parties to take such Necessary Actions pursuant to this sentence with respect to the Conyers Park Sponsor Directors shall cease on and from the date that is five (5) years following the Closing.

(b) At and following the Closing, each Party agrees, severally and not jointly, to take all Necessary Action to cause the directors named in Section 2.1(a) to be be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(i) the class I directors shall initially include one (1) Initial CVC Director, one (1) Initial LGP Director, one (1) Initial Conyers Park Sponsor Director and two (2) Independent Directors;

(ii) the class II directors shall initially include one (1) Initial Conyers Park Sponsor Director, the Initial Bain Director and two (2) Independent Directors; and

(iii) the class III directors shall initially include one (1) Initial CVC Director, one (1) Initial LGP Director, one (1) Initial Conyers Park Sponsor Director and the Chief Executive Officer.

The initial term of the Class I directors shall expire immediately following PubCo’s first annual meeting of stockholders following the consummation of the Business Combination. The initial term of the Class II directors shall expire immediately following PubCo’s second annual meeting of stockholders following the consummation of the Business Combination. The initial term of the Class III directors shall expire immediately following PubCo’s third annual meeting of stockholders following the consummation of the Business Combination.

(c) CVC Representation. At and following the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of individuals designated by the CVC Stockholder (each, a “CVC Director”) that, if elected, will result in the CVC Stockholder having a number of directors serving on the Board as shown below:

Common Stock Beneficially Owned by the CVC Stockholder (and its Permitted Transferees)	Number of CVC Directors
10% or greater	2
5% or greater, but less than 10%	1
Less than 5%	0

For clarity, the Initial CVC Directors are CVC Directors. For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the CVC Directors among such classes so as to maintain the proportion of the CVC Directors in each class as nearly as possible to the relative apportionment of the CVC Directors among the classes as contemplated in Section 2.1(b).

(d) LGP Representation. At and following the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of individuals designated by the LGP Stockholders (each, a “LGP Director”) that, if elected, will result in the LGP Stockholders having a number of directors serving on the Board as shown below:

Common Stock Beneficially Owned by the LGP Stockholders (and their Permitted Transferees)	Number of LGP Directors
10% or greater	2
5% or greater, but less than 10%	1
Less than 5%	0

For clarity, the Initial LGP Directors are LGP Directors. For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the LGP Directors among such classes so as to maintain the proportion of the LGP Directors in each class as nearly as possible to the relative apportionment of the LGP Directors among the classes as contemplated in Section 2.1(b).

(e) Bain Representation. At and following the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of individuals designated by the Bain Stockholder (each, a “Bain Director”) that, if elected, will result in the Bain Stockholder having a number of directors serving on the Board as shown below:

Common Stock Beneficially Owned by the Bain Stockholder (and its Permitted Transferees)	Number of Bain Directors
5% or greater	1
Less than 5%	0

For clarity, the Initial Bain Director is a Bain Director. For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the Bain Director among such classes so as to maintain as nearly as possible the relative apportionment of the Bain Director among the classes as contemplated in Section 2.1(b).

(f) Conyers Park Sponsor Representation. At and following the Closing, so long as the Conyers Park Sponsor or its Permitted Transferees hold of record or Beneficially Own any shares of Common Stock, PubCo shall, for a period of five (5) years following the Closing, take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of individuals designated by the Conyers Park Sponsor (each, a “Conyers Park Sponsor Director”) that, if elected, will result in the Conyers Park Sponsor having three (3) directors serving on the Board.

For clarity, the Initial Conyers Park Sponsor Directors are Conyers Park Sponsor Directors. For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the Conyers Park Sponsor Directors among such classes so as to maintain the proportion of the Conyers Park Sponsor Directors in each class as nearly as possible to the relative apportionment of the Conyers Park Sponsor Directors among the classes as contemplated in Section 2.1(b).

Notwithstanding anything to the contrary herein, in calculating the ownership percentages for purposes of Sections 2.1(c) through (e), the total number of issued and outstanding shares of Common Stock used as the denominator in any such calculation shall at all times be deemed to be equal to the total number of shares of

Common Stock issued and outstanding immediately following the Closing (as adjusted for stock splits, combinations, reclassifications and similar transactions).

(g) Independent Directors. Following the initial term of each of the initial Independent Directors, the four (4) Independent Directors shall be nominated by the Nominating and Corporate Governance Committee of the Board in accordance with applicable Laws and stock exchange regulations.

(h) Decrease in Directors. Upon any decrease in the number of directors that a Party is entitled to designate for nomination to the Board pursuant to Section 2.1(c), Section 2.1(d) or Section 2.1(e), as applicable, (i) such Party shall take all Necessary Action to cause the appropriate number of directors designated by such Party to offer to tender their resignation (which PubCo shall accept) or be removed immediately and (ii) each Party shall take all Necessary Actions to reduce the size of the Board by the number of directors who have resigned or been removed in accordance with the foregoing clause (i). Any decrease in the number of directors that a Party is entitled to designate for nomination to the Board shall be permanent and shall be applied to the class of directors with the shortest remaining term(s) in which such Party has a director appointee.

(i) Removal; Vacancies. Each Party, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and PubCo and such Party shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 2.1(i), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated or designated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Stockholders Agreement. Each Party agrees not to take action to remove any director nominee of another Party from office unless such removal is for cause pursuant to the Certificate of Incorporation or pursuant to this Stockholders Agreement.

(j) Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain an audit committee of the Board, as well as all other committees of the Board required in accordance with applicable Laws and stock exchange regulations, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, the CVC Stockholder, the LGP Stockholders, and the Conyers Park Sponsor shall each, severally, have the right to have one (1) CVC Director, one (1) LGP Director and one (1) Conyers Park Sponsor Director, respectively, appointed to serve on each committee of the Board for so long as the CVC Stockholder, the LGP Stockholders, and Conyers Park Sponsor, as applicable, has the right to designate at least one (1) director for nomination to the Board. In furtherance of the foregoing, each Party agrees, severally and not jointly, to take all Necessary Action to have at least one (1) CVC Director, one (1) LGP Director, and one (1) Conyers Park Sponsor Director appointed to serve on each committee of the Board (to the extent not prohibited by applicable Law or applicable stock exchange regulations).

(k) Reimbursement of Expenses. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(l) Indemnification. For so long as any director nominated by a Party pursuant to this Stockholders Agreement serves as a director of PubCo, (i) PubCo shall provide such director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such director as and to the extent consistent with applicable Law, the Organizational Documents and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(m) Review of Nominees. Any director nominee of a Party shall be subject to customary due diligence process, including a review of a completed questionnaire and a background check. Based on the foregoing, PubCo may reasonably object to any such nominee within 15 days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to such nominated director, the applicable Party shall be entitled to propose a different nominee to the Board within thirty (30) days of PubCo’s notice to such Party of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 2.1(m). No Party will nominate a Disqualified Director and, if any nominee of a Party becomes a Disqualified Director, such nominating Party shall take all Necessary Action to cause such director to tender their resignation or be removed immediately.

Section 2.2 PubCo Activities; Approvals. Following the Closing, PubCo shall not take, and shall not (other than in the case of Sections 2.2(a), which shall not apply to such subsidiaries) permit its subsidiaries to take, any of the following actions without the approval of Seller, for so long as Seller, together with its Permitted Transferees, has a Continuing Ownership Percentage of 50% or more:

(a) any increase or decrease in the size of the Board, other than any decrease in the size of the Board in accordance with this Article II;

(b) any amendment, change, waiver, alteration or repeal of any provision of the Organizational Documents that (i) amends or modifies any specific rights of Seller or (ii) materially and adversely affects Seller in its capacity as a stockholder of PubCo;

(c) any acquisition or disposition of any one or more Persons, equity interests, businesses or assets by PubCo or any of its subsidiaries involving an aggregate value, purchase price or sale price of an amount in excess of 0.5 times TTM EBITDA (measured as of the conclusion of the calendar month immediately preceding the calendar month in which definitive documentation with respect to such acquisition or disposition is proposed to be executed);

(d) the incurrence of any indebtedness for borrowed money by PubCo or its subsidiaries in an aggregate amount in excess of 0.5 times TTM EBITDA (measured as of the conclusion of the calendar month immediately preceding the calendar month in which such indebtedness is proposed to be incurred), other than indebtedness for borrowed money incurred in the ordinary course of business in accordance with the terms of a Replacement Credit Agreement; provided, however, that the foregoing limitation shall not apply to indebtedness for borrowed money incurred by PubCo or its subsidiaries that would not result in the ratio of aggregate outstanding indebtedness for borrowed money of PubCo and its subsidiaries, after giving pro forma effect to such incurrence, to TTM EBITDA (measured as of the conclusion of the calendar month immediately preceding the calendar month in which such indebtedness is proposed to be incurred) being in excess of 3.5 times;

(e) the termination or replacement of the Chief Executive Officer (other than for cause);

(f) any declaration and payment of any dividends or distributions, other than any dividends or distributions from any wholly owned subsidiary of PubCo either to PubCo or any other wholly owned subsidiaries of PubCo; or

(g) any redemption or repurchase of any shares of Common Stock.

Section 2.3 Restrictions on Other Agreements. No Party shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to the PubCo Equity Securities owned by such Party if and to the extent the terms thereof conflict with the provisions of this Stockholders Agreement (whether or not such proxy, voting trust, agreements or arrangements are with any other Party or any other holders of such Equity Securities that are not parties to this Stockholders Agreement or otherwise).

Section 2.4 Termination of Original Stockholder Agreement. Effective upon, and subject to the occurrence of, the Closing, PubCo and the Conyers Park Sponsor hereby agree that the Original Stockholder Agreement and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect and each of PubCo and the Conyers Park Sponsor shall take all Necessary Actions to effect such termination.

ARTICLE III.

GENERAL PROVISIONS

Section 3.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Stockholders Agreement, no Party may assign, directly or indirectly, such Party’s rights and obligations under this Stockholders Agreement, in whole or in part, without the prior written consent of the other Parties; provided, that, each of Seller, the CVC Stockholder, the LGP Stockholders, the Bain Stockholder and the Conyers Park Sponsor shall be entitled to assign (solely in connection with a transfer of Common Stock) to any of its Permitted Transferees in connection with a transfer of Common Stock, without such prior written consent, all (but not less than all) of its rights and obligations hereunder; provided, further, that so long as Seller, the CVC Stockholder, the LGP Stockholders, the Bain Stockholder and the Conyers Park Sponsor Beneficially Own any Common Stock, the obligations set forth in Section 2.1(a) and Section 2.1(b) shall continue to apply to such Party; provided, further, that any Person (other than a Permitted Transferee) to which Seller, the CVC Stockholder, the LGP Stockholders, the Bain Stockholder or the Conyers Park Sponsor transfers such Common Stock shall not be bound by the obligations hereunder, including pursuant to Section 2.1 or otherwise, or otherwise have any rights hereunder. Any attempted assignment of rights or obligations in violation of this Article III shall be null and void.

(b) All of the terms and provisions of this Stockholders Agreement shall be binding upon the Parties and their respective successors and Permitted Transferees, but shall inure to the benefit of and be enforceable by the Permitted Transferees of any Party only to the extent that they are Permitted Transferees pursuant to the terms of this Stockholders Agreement.

(c) Nothing in this Stockholders Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective successors and Permitted Transferees, any rights or remedies under this Stockholders Agreement or otherwise create any third party beneficiary hereto.

Section 3.2 Termination. This Stockholder Agreement shall terminate automatically (without any action by any Party) as to the CVC Stockholder, the LGP Stockholders, the Bain Stockholder or the Conyers Park Sponsor at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Stockholder Agreement; provided, that Section 2.1(l) and Section 2.2 shall survive such termination and shall terminate automatically (without any action by any Party) at such time as Seller, the CVC Stockholder, the LGP Stockholders, the Bain Stockholder and the Conyers Park Sponsor (and their respective Permitted Transferees), as applicable, are no longer entitled to any rights pursuant to such sections; provided, further that the obligations of Seller, the CVC Stockholder, the LGP Stockholders, the Bain Stockholder and the Conyers Park Sponsor to take Necessary Action pursuant to clause (b) of the definition thereof to cause the Board to be constituted as set forth in Section 2.1 shall survive such termination until such time as such Party, as applicable, no longer Beneficially Owns any Common Stock. Notwithstanding anything herein to the contrary, in the event the Merger Agreement validly terminates in accordance with its terms prior to the Closing, this Stockholders Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 3.3 Severability. If any provision of this Stockholders Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Stockholders Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 3.4 Entire Agreement; Amendments; No Waiver.

(a) This Stockholders Agreement, together with the Exhibit to this Stockholders Agreement, the Registration Rights Agreement, the Merger Agreement and all other Transaction Agreements (as such term is defined in the Merger Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Stockholders Agreement and therein.

(b) No provision of this Stockholders Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) Seller, (iii) the CVC Stockholder, (iv) the LGP Stockholders, (v) the Bain Stockholder and (vi) the Conyers Park Sponsor; provided, that a provision that has terminated with respect to a Party shall not require any consent of such Party with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Stockholders Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 3.5 Counterparts; Electronic Delivery. This Stockholders Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Stockholders Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Stockholders Agreement or any document to be signed in connection with this Stockholders Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 3.6 Notices. All notices, demands and other communications to be given or delivered under this Stockholders Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.6, notices, demands and other communications shall be sent to the addresses indicated below if to PubCo, prior to the Closing, to:

Conyers Park II Acquisition Corp.

999 Vanderbilt Breach Rd., Suite 601

Naples, FL 34108

Attention: Brian Ratzan

Email: bratzan@centerviewcapital.com

if to PubCo, following the Closing, to:

c/o Advantage Solutions, Inc.

18100 Von Karman Avenue, Suite 1000

Irvine, CA 92612

Attention: Bryce Robinson

Email: bryce.robinson@advantagesolutions.net

with a copy (which shall not constitute notice) to:

Conyers Park II Acquisition Corp.

999 Vanderbilt Breach Rd., Suite 601

Naples, FL 34108

Attention: Brian Ratzan

Email: bratzan@centerviewcapital.com

if to the Conyers Park Sponsor, to:

Conyers Park II Acquisition Corp.

999 Vanderbilt Breach Rd., Suite 601

Naples, FL 34108

Attention: Brian Ratzan

Email: bratzan@centerviewcapital.com

with a copy (which shall not constitute notice) to:

Kirkland and Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Michael Movsovich, P.C.

 Ravi Agarwal, P.C.

 Carlo Zenkner

Email:      mmovsovich@kirkland.com

 ravi.agarwal@kirkland.com

 carlo.zenkner@kirkland.com

if to Seller:

c/o Advantage Solutions, Inc.

18100 Von Karman Avenue, Suite 1000

Irvine, CA 92612

Attention: Bryce Robinson

Email: bryce.robinson@advantagesolutions.net

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Paul Kukish

Email: Paul.Kukish@lw.com

if to the CVC Stockholder:

c/o CVC Advisors (U.S.) Inc.

One Maritime Plaza, Suite 1610

San Francisco, CA 94111

Attention: Cameron Breitner

Email: cbreitner@cvc.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Paul Kukish

Email: Paul.Kukish@lw.com

if to the LGP Stockholders:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., Suite 2000

Los Angeles, CA 90025

Attention: Timothy J. Flynn

Email: flynn@leonardgreen.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Paul Kukish

Email: Paul.Kukish@lw.com

if to the Bain Stockholder:

Bain Capital Private Equity, LP

John Hancock Tower

200 Clarendon Street

Boston, MA 02199

United States of America

Attention: Ryan Cotton

Email: rcotton@baincapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Christopher Thomas

Email: Christopher.Thomas@kirkland.com

Section 3.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state shall govern (a) all Actions, claims or matters related to or arising from this Stockholders Agreement and the negotiation, entering into and performance of this Stockholders Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Stockholders Agreement, and the performance of the obligations imposed by this Stockholders Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS STOCKHOLDERS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS STOCKHOLDERS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS STOCKHOLDERS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS STOCKHOLDERS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Stockholders Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Stockholders Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 3.6 of this Stockholders Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 3.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity; provided, that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this Stockholders Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Stockholders Agreement in any of the courts referred to in this Section 3.7 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

Section 3.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Stockholders Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Stockholders Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 3.9 Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a) Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such Party has the full power, authority and legal right to execute, deliver and perform this Stockholders Agreement. The execution, delivery and performance of this Stockholders Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Stockholders Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such Party of this Stockholders Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d) Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Stockholders Agreement or to perform its, his or her obligations hereunder.

(e) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Stockholders Agreement or to perform its, his or her obligations hereunder.

Section 3.10 No Third Party Liabilities. This Stockholders Agreement may only be enforced against the named parties hereto (and their Permitted Transferees). All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including any representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement), may be made only against the Persons that are expressly identified as parties hereto (and their Permitted Transferees), as applicable; and, other than for any Permitted Transferee, no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Stockholders Agreement on behalf of a Party hereto), unless a Party to this Stockholders Agreement, shall have any liability or obligation with respect to this Stockholders Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including a representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement).

Section 3.11 Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Stockholders Agreement, as may be required, so that the rights, privileges, duties and obligations under this Stockholders Agreement shall continue with respect to the Common Stock as so changed.

Section 3.12 Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as any other Party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the Parties hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Stockholders Agreement as of the Effective Date.

PUBCO:

CONYERS PARK II ACQUISITION CORP.

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Chief Financial Officer

CONYERS PARK SPONSOR:

CONYERS PARK II SPONSOR LLC

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Member

SELLER:

KARMAN TOPCO L.P.

By:	/s/ Tanya Domier
Name: Tanya Domier
Title: Chief Executive Officer

CVC STOCKHOLDER:

CVC ASM HOLDCO, L.P.
By: CVC ASM HOLDCO GP, LLC
Its: General Partner

By:	/s/ Cameron E.H. Breitner
Name: Cameron E.H. Breitner
Title: President

LGP STOCKHOLDERS:

GREEN EQUITY INVESTORS VI, L.P.
By: GEI CAPITAL VI, LLC Its: General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

GREEN EQUITY INVESTORS SIDE VI, L.P.
By: GEI CAPITAL VI, LLC Its: General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

LGP ASSOCIATES VI-A, LLC
By: PERIDOT COINVEST MANAGER LLC Its: Manager By: LEONARD GREEN & PARTNERS, L.P. Its: Manager By: LGP MANAGEMENT, INC. Its: General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

LGP ASSOCIATES VI-B, LLC
By: PERIDOT COINVEST MANAGER LLC Its: Manager By: LEONARD GREEN & PARTNERS, L.P. Its: Manager By: LGP MANAGEMENT, INC. Its: General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

KARMAN II COINVEST LP
By: PERIDOT COINVEST MANAGER LLC Its: Manager By: LEONARD GREEN & PARTNERS, L.P. Its: Manager By: LGP MANAGEMENT, INC. Its: General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

BAIN STOCKHOLDER:

BC EAGLE HOLDINGS, L.P.
By: BC EAGLE HOLDINGS GP LIMITED Its: General Partner

By:	/s/ Ryan Cotton
Name: Ryan Cotton
Title: Director